EXHIBIT 12

WASHINGTON REAL ESTATE INVESTMENT TRUST

Computation of Ratios

(In thousands)

Earnings to fixed charges ratio:

	Q1 2010	Q2 2010	Q3 2010	Q4 2010	2010	2009	2008	2007	2006
Income (loss) from continuing operations	$4,429	$6,238	$6,203	$(3,739)	$13,131	$23,823	$4,807	$21,877	$29,749
Additions:
Fixed charges
Interest expense from continuing operations	16,838	16,785	16,965	17,801	68,389	74,074	74,095	65,378	47,533
Capitalized interest	342	349	83	83	857	1,352	2,347	6,672	3,782

	17,180	17,134	17,048	17,884	69,246	75,426	76,442	72,050	51,315

Deductions:
Capitalized interest	(342)	(349)	(83)	(83)	(857)	(1,352)	(2,347)	(6,672)	(3,782)
Net income attributable to noncontrolling interests	(49)	(27)	(33)	(24)	(133)	(203)	(211)	(217)	(204)

Adjusted earnings	$21,218	$22,996	$23,135	$14,038	$81,387	$97,694	$78,691	$87,038	$77,078

Fixed Charges (from above)	$17,180	$17,134	$17,048	$17,884	$69,246	$75,426	$76,442	$72,050	$51,315
Ratio of Earnings to Fixed Charges	1.24	1.34	1.36	0.78	1.18	1.30	1.03	1.21	1.50

WASHINGTON REAL ESTATE INVESTMENT TRUST

Computation of Ratios

(In thousands)

Debt service coverage ratio:

	Q1 2010	Q2 2010	Q3 2010	Q4 2010	2010	2009	2008	2007	2006
Net income attributable to the controlling interests	$5,216	$14,994	$6,625	$10,591	$37,426	$40,745	$27,082	$57,451	$38,053

Additions:
Interest expense	17,065	17,013	17,100	17,801	68,979	75,001	75,041	66,336	47,873
Real estate depreciation and amortization	23,608	23,669	24,278	24,191	95,746	94,447	86,898	71,025	54,170
Non-real estate depreciation	272	274	277	279	1,102	1,192	1,175	878	384

	46,161	55,950	48,280	52,862	203,253	211,385	190,196	195,690	140,480

Deductions:
Gain on sale of real estate	—	(7,942)	—	(13,657)	(21,599)	(13,348)	(15,275)	(25,022)	—
Loss (gain) on extinguishment of debt	42	—	238	8,896	9,176	(5,336)	5,583	—	—
Gain from non-disposal activities	—	—	(4)	(3)	(7)	(73)	(17)	(1,303)	—

Adjusted EBITDA	$46,203	$48,008	$48,514	$48,098	$190,823	$192,628	180,487	169,365	140,480

Debt service:
Interest expense	17,065	17,013	17,100	17,801	68,979	75,001	75,041	66,336	47,873
Principal amortization	1,108	1,082	997	1,115	4,302	4,030	3,488	2,977	2,195

	18,173	18,095	18,097	18,916	73,281	79,031	78,529	69,313	50,068
Debt service coverage ratio	2.54	2.65	2.68	2.54	2.60	2.44	2.30	2.44	2.81